CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust regarding the Prospectus and Statement of Additional Information of Davidson Equity Income Fund, Davidson Small-Mid Equity Fund, and Davidson Intermediate Fixed Income Fund, each a series of the Advisors Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 28, 2010